EXHIBITS TO BE FILED BY EDGAR


               Exhibits:

               12-A -Statement ShowingComputation of Ratio of Earnings to Fixed Charges and Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

               23-E      -Consent of Coopers & Lybrand.

               25 -Statement of Eligibility of Trustee under the Trust Indenture Act of 1939.